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                                               EXHIBIT 3.5
                  CERTIFICATE OF INCORPORATION

                               OF

                   CURTICE-BURNS EXPRESS, INC.

                    Under Section 402 of the
                    Business Corporation Law

          1.   The name of the corporation shall be CURTICE-BURNS
EXPRESS, INC.

          2. (a) The purposes for which the corporation is to be formed are:

                    (i)  To manufacture, to purchase, lease, or
otherwise acquire, to hold and use, to sell, lease, or otherwise dispose of, and to deal in or with personal property of any description and any interest therein.

                    (ii) To purchase, lease, or otherwise acquire, to invest in, hold, use, and encumber, to sell, lease, exchange, transfer, or otherwise dispose of, and to construct, develop, improve, equip, maintain, and operate structures and real property of any description and any interest therein.

                    (iii) To borrow money, to issue, sell, and pledge its notes, bonds, and other evidences of indebtedness, to secure any of its obligations by mortgage, pledge, or deed of trust of all or any of its property, and to guarantee and secure obligations of any person, all to the extent necessary, useful, or conducive to carrying out any of the purposes of the corporation.

                    (iv) To invest its funds in any shares or other securities of another corporation, business, or undertaking or of a government, governmental authority, or governmental subdivision.

                    (v)  To engage in any lawful act or activity
for which corporations may be organized under the Business
Corporation Law of the State of New York.

                    (vi) To do whatever is deemed necessary, useful, or conducive to carrying out any of the purposes of the corporation.

               (b) The purposes specified herein shall be in no way limited or restricted by reference to or inference from the terms of any other clause in this, or in any other paragraph, except that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained from such state official, department, board, agency or other body.




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               (c)  Other than the restriction in paragraph 2(b),
the purposes specified in each of the clauses herein shall be regarded as independent purposes and the enumeration of specific purposes shall not be construed to limit or restrict in any manner the meaning of general terms or of the general powers of the corporation; nor shall the expression of one thing be deemed to exclude another although it be of like nature not expressed.

          3. The office of the corporation shall be located in the City of Rochester, County of Monroe, State of New York.

          4. The aggregate number of shares which the corporation shall have authority to issue is two hundred (200), all of which are to be without par value.

          5. The Secretary of State is hereby designated as the agent of the corporation upon whom process against it may be served and the post office address to which the Secretary of State shall mail a copy of any process against the corporation which may be served upon him is: P.O. Box 681, Rochester, New York 14603.



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